Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Report on Form 20-F, of our report dated February 25, 2021, relating to the financial statements of Foley Trasimene Acquisition Corp. II (“FTAC”), which is contained in the Annual Report on Form 10-K filed by FTAC on February 26, 2021. We also consent to the reference to us under the caption “Experts” in this Report.

/s/ WithumSmith+Brown PC

New York, New York

April 1, 2021